Exhibit 99.1

Union Bankshares Inc.
Main Street, P.O. Box 667, Morrisville, Vermont 05661 * 802-888-6600

                            FOR IMMEDIATE RELEASE

             Union Bankshares Announces 2004 Earnings, Quarterly
                     and Special Cash Dividend Payments

Morrisville, VT January 14, 2005 - Union Bankshares, Inc. (AMEX - UNB) today announced net income for the quarter ended December 31, 2004 was $1.76 million or $.39 per share compared to $1.6 million or $.35 per share for the same period last year. Net income for the year ended December 31, 2004 was $5.84 million or $1.28 per share compared to $5.39 million or $1.18 per share for 2003, an increase of 8.3% for the year.

A quarterly cash dividend of $.24 per share and a special cash dividend of $.40 were declared on January 14, 2005 to shareholders of record January 24, 2005, payable January 28, 2005. A special dividend was declared as the company's primary capital ratio on December 31, 2004 approached 12%, earnings were better than anticipated, and the current tax treatment of dividends is beneficial to shareholders.

Improvements in net interest and non-interest income, coupled with solid loan growth contributed substantially to the company's increased earnings. The company will remain well capitalized after payment of the regular and special dividends.

Union, with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont. As of December 31, 2004 the Company had approximately $360 million in consolidated assets and operated 12 banking offices and 29 ATM facilities in Vermont and a loan origination office in the adjacent Littleton, New Hampshire market.


Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov.


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